Setanta Asset Management Limited

Code of Business Conduct and Ethics for Employees and Directors

September 2021

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Contents

Executive Summary	3
Regulatory Background	4
Compliance Policy	6
Anti-Money Laundering/Counter Terrorist Financing	10
Personal Account Transaction Policy	15
Insider Dealing	16
Insider Dealing & Market Manipulation Policy	21
Conflicts of Interest	26
Gifts and Inducements	29
Research	32
Data Protection Policy	33
Fitness & Probity Requirements	36
Information Security Policy	40
Confidentiality/Secrecy	41
Social Media Policy	43
Setanta’s Policy Statement on Fraud	45
GWL Cloud Computing	47
Annual Certification	47

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Confidential

Executive Summary

Setanta Asset Management Limited (Setanta) is committed to the concept of integrity in all our business dealings. It is essential that all employees and directors act in good faith; always place our clients’ interests first and foremost and to act with integrity and honesty with clients, colleagues and other parties with whom we have contact. The relationships we have with our clients and the firm’s reputation are our most important assets.

No employee or director should act in a manner which would, or potentially could, lead to any injury to our reputation.

All employees and directors of Setanta are subject to the Great West Life (GWL) Code of Conduct. The GWL Code is available here: GWL Code of Conduct.

The Setanta Code of Business Conduct and Ethics for Employees and Directors (the “Code”) has been updated and is being re-issued to remind you of the policies, procedures and guidelines in place that are directly applicable to employees and directors of Setanta.

They have been designed to remind you of the standards of ethical behaviour that is expected.

These policies, procedures and guidelines are based on legal, US Federal laws, regulatory, industry and best practice requirements, applying to the investment management industry.

Each year, you will be required to provide written acknowledgement of receipt of this Code and any amendments to it. Please ensure that you read this Code carefully. You must fully understand the requirements, since it is your responsibility as an employee/director of Setanta to comply with these policies and guidelines.

This Code, which may be amended from time-to-time, forms part of your contract of employment with Setanta.

If employees become aware of any violation of this Code, it should be reported to the Setanta Chief Compliance Officer. Any breach of the Code may result in disciplinary action, up to, and including, dismissal.

If any employee has a concern in relation to any Setanta practice, he/she should immediately contact me, the Compliance department, or any member of the Setanta Executive Management Team. Please feel open to voice any concerns that arise without delay.

Please remember, ultimate responsibility for compliance lies with each employee and director of Setanta.

Kieran Dempsey

Managing Director

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Regulatory Background

Introduction

Setanta is regulated by the Central Bank of Ireland (“Central Bank”) under the EU Markets in Financial Instruments Regulations 2017 (MiFID II). MiFID II applies to all investment firms and regulated markets in the European Economic Area (EEA), and aims to reduce barriers to cross border financial services via the implementation of harmonised Pan-European rules governing investment firms, to create a single market and investment services regulatory regime across EEA member states and provide protection to investors.

MiFID obliges Setanta to act honestly, fairly and professionally in accordance with the best interests of its clients.

Setanta also obtained the International Adviser Exemption from registration in Manitoba, Ontario, Alberta, Quebec, and British Columbia in accordance with Section 8.26 of NI 31-103. The Canadian Securities Law definition of adviser is similar to the MiFID definition of portfolio management. The International Adviser Exemption enables Setanta to provide investment services to specific clients (Professional Clients) based in the aforementioned Canadian provinces.

In accordance with its status as Exempted International Adviser, Setanta can provide investment services in Canada:

-	only to clients based in the provinces where the Exemption was obtained;
-	only to “permitted clients” pursuant to NI 31-103. Permitted clients include Canadian financial institutions, investment funds, and pension funds.

Setanta is registered as an Investment Adviser with the U.S. Securities and Exchange Commission (SEC) under the Investment Advisers Act of 1940 (the Advisers Act). This Code has been adopted by Setanta pursuant to Rule 17j-1 and is designed to comply with Rule 204A-1 under the Advisers Act. In addition, where Setanta act as an adviser to a 40 Act fund, the policies contained in the Code are designed to meet 40 Act fund requirements.

This Code establishes rules of conduct for all employees of Setanta and is designed to, among other things: govern personal securities trading activities by employees, by their related parties, or any trades in which employees have a material or beneficial interest. The Code is based upon the principle that Setanta and its employees owe a fiduciary duty to Setanta's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. Pursuant to Section 206 of the Advisers Act, both Setanta and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Setanta has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

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As a registered adviser, and as a fiduciary to our advisory clients, Setanta has a duty of loyalty and to always act in good faith, to place our clients’ interests first and foremost, and to make full and fair disclosure of all material factsand in particular, information as to any potential and/or actual conflicts of interests.

Supervision

Ireland

Under the Central Bank risk- based supervision framework, PRISM, Setanta can expect the Central Bank to actively engage with the firm on an on-going basis, to conduct a regular programme of interaction with the directors and senior management to ensure that supervisors understand strategic developments and emerging risks, and to conduct proportionate risk assessment visits periodically. In addition, Setanta is required to submit a comprehensive suite of regulatory returns to the Central Bank and to co-operate as required in any themed inspections undertaken by the Central Bank.

United States

Setanta has separate ongoing reporting and filing obligations to the SEC and is subject to the

SEC’s supervision framework.

Canada

Setanta is also subject to certain annual filings to the Canadian provinces in which the International Exemption was obtained, and for some of these, monthly filing requirements.

Setanta’s Key Activities

Setanta’s main business activity is the provision of discretionary portfolio management to Institutional Investors including Insurance Companies, Pension Plans, Investment Advisers, Foundations, Endowments, Mutual Funds and Charities.

Setanta is also an appointed investment manager to Beresford Funds ICAV, a self-managed UCITS which provides non-life unitised investment vehicles for domestic and international institutional investors.

Questions

Should you have any questions regarding the content of this document please do not hesitate to contact the Compliance department.

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Compliance Policy

Introduction

The financial services industry continues to see an increase in the development and pace of legal andregulatory requirements applying to the financial services sector

As an investment firm the key regulations and legislation that apply directly to Setanta are:

-	the MiFID II Regulations (which have been supplemented by the Central Bank’s Supplementary Supervisory Requirements (SSR) for investment firms);
-	the Capital Requirements Directives (CRD);
-	Market Abuse Regulations;
-	Data Protection;
-	Transparency Regulations and Takeover Panel Rules;
-	Anti Money Laundering legislation; and
-	the Fitness and Probity Regulations.

The Collective Investment Scheme, Beresford Funds ICAV is subject to the UCITS Regulations. The management of this platform is also subject to the governance requirements of the relevant Regulations and to the Governance Code for Collective Investment Schemes and Management Companies.

As an Exempt International Adviser in certain Canadian provinces, Setanta is also subject to certain filings to the provinces in which the Exemption was obtained, and for some of these, monthly filing requirements.

As a SEC registered Investment Adviser, Setanta and its employees are also subject to various requirements under the Advisers Act and rules adopted under the Advisers Act, and which are reflected in this Code.

For employees, it is important to understand that compliance with each of these requirements and all other regulatory requirements applicable to Setanta, and to our clients, is of fundamental importance to the reputation, progress and success of Setanta. Conversely, any breaches and/or contraventions are taken seriously and can be damaging to the firm. Therefore, it is of utmost importance that both the firm and its employees are compliant with all applicable requirements.

Compliance Department

Setanta has a dedicated Compliance department in place, which is independent of the business areas. The aim of the department is to develop a strong compliance culture so that compliance becomes a state of mind and pervasive throughout the firm. The Compliance department operates in partnership with and to support the business in implementing and monitoring procedures, ensuring that Setanta complies in full with all legal and regulatory requirements, and that the firm conducts its business in accordance with the highest ethical standards.

Enforcement and Review of the Code

The Setanta Chief Compliance Officer, or designee, is responsible for reviewing, maintaining and enforcing this Code and is also responsible for conducting appropriate employee training, as necessary, to ensure adherence to these policies. Any exception to this policy requires the written approval of the Setanta Chief Compliance Officer.

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Setanta will retain the following documentation in compliance with the firm’s data retention policy:

•	A copy of each Code of Ethics
•	A record of any material breach (violation) of the Code of Ethics
•	A record of each annual compliance review of the Code of Ethics

Setanta has adopted the Irish Life Group governance structure which reflects the ‘three lines of defence’ approach.

First line of defence - the business units form the first line of defence, conducting businessto meet objectives within risk appetite.

Second line of defence - the Business Risk, Compliance and Financial Functions form the second line of defence. The Compliance Functions are responsible for monitoring the business units, as well as having an advisory role.

Third line of defence - the Irish Life Group Internal Audit - forms the third line of defence, performing independent reviews of the adherence to risk and control standards.

It is important to recognise that responsibility for compliance lies with you as an employee/directorof Setanta as far as your work is concerned.

There is no role in Setanta that is not impacted on in some way by legal and regulatory requirements imposed on the firm. As an employee of Setanta you are required to familiarise yourself with the particular compliance requirements applicable to your work.

Throughout this Code, there are requirements for employees to report and/or notify certain matters to Compliance (e.g. personal transactions, conflicts of interest, AML). In particular, employees should notify Compliance immediately upon becoming aware/discovers:

Breaches of regulations to which the firm or strategies we manage.

Any breach (advertent or inadvertent) of a client investment mandate/policy statement. Any breaches of this Code.

Any breach of items (i) to (iii) by another employee/third party of which he/she is unsure as to whether Compliance have been advised.

Irish Life Group Limited (ILGL) Compliance Policy and Principles

You are also required to take careful note of the ILGL Compliance Policy and Principles, which are setout below. These are guiding principles of how Setanta, operating with Irish Life Group, should perform in relation to legal, regulatory and market responsibilities.

It is the policy of ILGL:

•	To comply in full with all legal and regulatory requirements;
•	To maintain the highest standards of integrity in all our business dealings; and
•	To satisfy our customers’ requirements by providing a consistent and efficient level of service.

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The following principles, which reflect the policy and which underpin the development and implementation of compliance arrangements across the Irish Life Group, have been adopted:

Principle 1 – Customer Focus

We will have due regard to the interests of our customers and will treat them fairly. We will have regard to their information needs and will provide information in a way that is fair, timely and not misleading. We will make every effort to ensure the suitability of advice given and any discretionary actions taken.

Principle 2 – Integrity

We will be honest and straightforward in all our business dealings.

Principle 3 – Skill, Care and Diligence

We will conduct and manage our business with due skill, care and diligence.

Principle 4 – Business Imperative

We will view compliance as an imperative for the business and central to the decision-making process.

Principle 5 – Best Practice

We will observe high standards of compliance practice and will operate to the spirit of the requirements, and not just to meet minimum legal and regulatory requirements.

Principle 6 – Market Conduct

We will ensure that our business dealings, particularly relating to sales, marketing, and promotions of our products, are conducted in accordance with the highest standards and best practice in market conduct and in full compliance with the applicable legislation.

Principle 7 – Management and Control

We will ensure that appropriate procedures are put in place to manage and control the business effectively and to meet regulatory requirements.

Principle 8 – Relations with Regulatory Authorities

We will deal with regulatory authorities in an open and co-operative way.

Principle 9 – Compliance awareness, training, and visibility

We will maintain a high profile, strong awareness, and visibility for our compliance principles and will ensure that employees are kept up to date on new regulatory developments and familiarise themselves with particular requirements specific to their business.

Chief Compliance Officer's Designee

Unless otherwise specifically noted, Setanta's employees are required to submit mandatory reports and attestations to the Compliance Officer.

Supervised Person

"Supervised person" means any directors, officers, and employees of Setanta. Additional categories of persons may be defined as supervised persons such as temporary employees, consultants, independent contractors and other persons designated by the Chief Compliance Officer.

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Access Person

"Access person" means any supervised person who: has access to non-public information regarding any clients' purchase or sale of securities, or non-public information regarding the portfolio holdings of any Reportable fund the Firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are non-public.

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Anti-Money Laundering/Counter Terrorist Financing

Introduction

Setanta has policies and procedures in place applying to all employees, contractors, temporary staff and directors (collectively “staff”) to adhere to the standards set out in this Anti- Money Laundering/Counter Terrorist Financing (AML/CTF) policy (the “Policy”) to prevent the use of our services for money laundering or terrorist financing purposes.

Setanta’s Policy contains overarching minimum standards based not only on legal and regulatory obligations but also on Setanta’s own standards for ensuring that Setanta, staff, its clients and its reputation are not damaged as a result of Setanta’s services being misused for money laundering or terrorist financing purposes.

Setanta has a responsibility to its stakeholders to protect the income, assets, resources and reputation of Setanta in the most effective way.

This Policy should be read in conjunction with Setanta’s AML/CTF procedures. Where any conflicts or inconsistencies between the Policy and AML/CTF procedures are identified, this should be immediately brought to the attention of the Setanta Money Laundering Reporting Officer. The spirit and principles of this Policy will prevail.

Setanta will ensure that its AML/CTF strategies, goals and objectives are updated on an ongoing basis and that best practices are adopted where possible.

Setanta requires all staff to act honestly and with integrity at all times and to safeguard the resources for which they are responsible. Adherence to the word and spirit of this Policy is the responsibility of all staff.

Setanta will adopt comprehensive procedures that are proportionate to the nature, scale and complexity of the services it provides.

This Policy is deemed appropriate to the nature, scale and complexity of Setanta’s business.

Applicability

Setanta is under an obligation to adhere to the AML/CTF requirements contained in the Criminal Justice (Money Laundering and Terrorist Financing)) Act 2010 (as amended by Part 2 of the Criminal Justice Act 2013) and the Criminal Justice (Money Laundering and Terrorist Financing) Amendment Act 2018, and the Criminal Justice (Money Laundering and Terrorist Financing) (Amendment) Act 2021 (collectively the “CJA 2010”)

This Policy will incorporate any subsequent legislative amendments, relevant anti-money laundering guidelines and related legislative and regulatory provisions and requirements of the Great-West Lifeco Anti-Money Laundering and Anti-Terrorist Financing Policy (where applicable).Money Laundering and Terrorist Financing Activity.

Money laundering is a process by which criminals pass the proceeds of their criminal activity through legitimate financial systems to make the money appear to be clean or unrelated to crime. It generally consists of three stages:

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Placement: This is the introduction of illegally obtained monies or other valuables into financial institutions.

Layering: This involves separating the proceeds of criminal activity from their sourcethrough the use of layers of complex financial transactions.

Integration: This is the process by which the laundered proceeds are brought back into the economy in a way that they appear to be legitimate funds.

Terrorist financing involves similar processes to money laundering and many terrorist groups will have well established links with organised criminal activity. There are however two major differences, often only small amounts are required to commit individual terrorist acts, thus increasing the difficulty of tracking the terrorist property and terrorists can be funded from legitimately obtained income, including charitable donations making it extremely difficult to identify the stage at which legitimate funds become terrorist property.

Money Laundering Reporting Officer (MLRO)3

-	Setanta will appoint a MLRO with sufficient level of seniority and independence and free toact on his/her own authority.

-	Setanta will also ensure that the MLRO has sufficient resources and support staff to perform his/her functions.

-	The MLRO will oversee the annual review of the risk assessment and AML-CTF policy and procedures.

-	The MLRO will regularly assess the inherent risk of money laundering and terrorist financing and shall oversee the development of practices and procedures in accordance with this Policy.

-	The MLRO will direct senior management to implement such practices, procedures, training or other initiatives which are deemed necessary to comply with current anti- money laundering legislation.

-	Setanta will ensure that the MLRO has access to relevant information to carry out his/her role effectively.

-	The MLRO will receive and consider reports in relation to knowledge or suspicion of money laundering or terrorist financing activity and make external reports in a timely manner.

Policy Statement and Requirements

In accordance with its obligations under current AML/CTF legislation, Setanta has developed processes and procedures appropriate to the nature, scale and complexity of its business. In particular:

[3]	The current MLRO is Donal Woodcock
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-	Setanta will meet its obligations by adopting a risk-based approach. This risk- based approach will recognise the varying money laundering and terrorist financing threats Setanta faces by examining a number of factors including client, product/service, geographical risk, transactions and delivery channels. Senior management play a critical role in leading the risk-based approach to AML/CTF and must be fully engaged in the decision-making process in this regard.

-	Setanta will produce management information and provide it to senior management to enable them to review and assess the effectiveness of the AML/CTF regime in Setanta.

-	Setanta will complete a detailed business risk assessment of AML/CTF on an annual basis. The risk assessment will be approved by Setanta senior management and Setanta Board.

-	Setanta will establish the purpose of any business relationship, and conduct ongoing monitoring of the business relationship in accordance with legislative requirements.

-	Where applicable, Setanta will identify and verify the identity of the beneficial owner in accordance with the requirements under the CJA 2010.

-	Setanta must assess Customer Due Diligence (CDD) documentation from existing clients where a relevant trigger event has taken place, and if required, obtain appropriate CDD documentation. A trigger event can include, but is not limited to:

•	Reopening of accounts that had previously been closed
•	Name or Address change request
•	Change in Directors/Beneficial Owners
•	Regulation subscription increases
•	Change or update to investor categorization
•	Positive AML/CTF screening alert

-	Setanta must ensure that CDD documentation is subject to a refresh process, at least on a three-year cycle.

-	Setanta will apply enhanced client due diligence requirements where the money laundering or terrorist financing risk is higher, in particular for non-face-to-face business and Politically Exposed Persons (“ PEPs”) should such a situation arise.

-	In accordance with the requirements, Setanta will monitor transactions for unusual or suspicious activity that may indicate that money laundering or terrorist financing is occurring.

-	Setanta will not embark on or continue any business with a shell Bank.

-	Setanta will take appropriate, proportionate steps to identify those known, suspected or advised to be PEP or an immediate family member or close associate of a PEP and will implement specific procedures and controls in respect of such business.

-	Setanta takes its responsibility to deny financial services to those subject to sanctions very seriously. Setanta will take the necessary steps, including freezing accounts, to deny these services and report those identified to the appropriate authorities.
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-	Setanta will adopt policies, procedures and controls to ensure that all AML/CTF obligations under the current legislation are being adhered to as required. This Policy will incorporate any subsequent legislative amendments and relevant anti-money laundering guidelines.

-	Setanta will adopt and maintain procedures to ensure that suspicious transactions are reported to An Garda Síochána and the Revenue Commissioners promptly and without delay (oras soon as practicable) and to a high quality standard.

-	Setanta will ensure it has a facility in place for all staff to report a contravention of money laundering legislation internally through a specific, independent and anonymous channel. Employees may refer to the Group Speaking-Up policy, specifically the Ethics Point facility. Reporting under this clause is unrelated to suspicious transaction reporting and is for instances where employees believe there is a contravention of money laundering legislation.

-	Setanta will ensure that all staff responsible for carrying out transactions and/or for initiating and/or establishing business relationships must undergo AML/CTF training. Initial induction training will be provided on joining Setanta and refresher training will be provided on at least an annual basis. Training will include reference to the legal responsibilities of individuals and how to identify suspicious transactions.

-	Setanta will retain adequate records relating to AML/CTF for at maximum of five years after the end of a business relationship and store them in a manner that is secure and easily retrievable.

-	Setanta will conduct ongoing monitoring of compliance with AML/CTF policies and procedures to assess adequacy of systems and controls.

-	Setanta may rely on relevant third parties, as defined in the Criminal Justice (Money Laundering and Terrorist Financing) Acts 2010, as amended, to meet some of its legislative obligations where an agreement is in place acknowledging that the relevant third party is being relied upon and agreeing to provide CDD documentation to Setanta if requested.

Responsibilities

Full accountability for AML/CTF resides with the Setanta Board who is responsible for the oversight of the Company’s AML/CTF programme. Members of Setanta’s Executive Management Team should be familiar with the AML/CTF risks that might occur within their business areas and be fully aware of their obligations the current AML/CTF legislation.

-	Executive Management Team must:
-	Members of Setanta’s Executive Management Team should be familiar with the AMK/CTF risks that might occur within their business areas and be fully aware of their obligations under the current AML/CTF legislation. Setanta’s Executive Management Team must:
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-	Ensure compliance with this Policy throughout their operations.
-	Consider their exposure to AML/CTF risk and introduce preventative controls into new and existing systems and processes if necessary.
-	Encourage an open and compliant culture amongst staff.
-	Develop pro-active methods of money laundering and terrorist financing detection.
-	Allocate sufficient and appropriate resources to implement this Policy effectively.

-	Compliance
-	Compliance is responsible for the following:
-	Drafting and agreeing this Policy with the Setanta Executive Management Team
-	Reviewing this policy on an annual basis and at such other times as may be required. Wherematerial amendments to the Policy arise, the revised Policy must be submitted once again tothe Executive Management Team and the Board for approval.
-	Communicating this Policy.
-	Generating awareness of AML/CTF obligations
-	Liaising with external authorities/agencies.

EU Financial Sanctions

EU Financial Sanctions in pursuit of the objectives of the Common Foreign and Security Policy (CFSP) and related Irish Statutory Instruments ('EU Financial Sanctions') (Sanctions Regime).

It is the policy of Setanta to have processes in place to ensure adherence to requirements of the Sanctions Regime. Setanta will take appropriate steps and implement appropriate processes and procedures to seek to deny services to those persons or entities that are subject to sanctions and will report those identified to the appropriate authorities.

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Personal Account Transaction Policy

Introduction

Directive 2014/65/EU of the European Parliament and of the Council on Markets in Financial Instruments, as implemented into Irish Law S.I. No. 375/2017 – European Union (Markets in Financial Instruments) Regulation 2017, (MiFID II) requires investment firms to have in place a personal account transaction policy. Setanta has applied MiFID II Personal Account Transaction requirements to all employees4 of the firm.

US Securities Exchange Commission (SEC) Access Person rules apply to employees of a registered investment adviser who have access to prescribed non-public information. Given the nature of Setanta’s business it is Setanta’s policy to apply the Access Person rules to all employees of the firm.

This policy and procedure covers personal account transaction dealings by employees in financial instruments, transaction dealings in financial instruments by related parties, and any trading activity in which an employee’s member has a beneficial interest.

A Personal Account (PA) transaction:

Is a trade in a financial instrument i.e. transferable securities such as equity and debt securities and ETFs, as well as derivative securities, private investment funds, crypto assets such as security tokens, utility tokens and exchange tokens, shares of investment companies and collective investment schemes, and investments in unit investment trusts.

PA transactions refers to trades by;

-	Every employee of Setanta;
-	A related party of an employee, i.e., a spouse/partner, or any other person whose business, private or familial relationship with you as an employee of Setanta might reasonably be expected to give rise to a conflict of interest in dealings for clients of Setanta;[5]

-	Other parties in circumstances where an employee has a material interest in the outcome or where the employee believes it may be a relevant transaction to report, e.g. where the employee may obtain benefits substantially equivalent to ownership by reason of any relationship/arrangement.

They include both voluntary and involuntary6 transactions.

[4]	The employee definition includes all staff, Executive and Non-Executive Directors of the firm.

[5]	“Related Party” includes those individuals with “Beneficial Ownership”. Specifically, a person is the "beneficial owner" of any securities in which he or she has a direct or indirect monetary interest.

[6]	Involuntary transactions are exempt from the pre-approval requirement but must be disclosed in the annual holdings submission if the financial instrument is held at the time of preparing your annual holdings form.
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Insider Dealing

No employee may deal, or otherwise advise anyone else to deal, in the stock or shares of a company (or any other financial instrument) while in the possession of price sensitive information. The legal requirements in relation to insider dealing are laid out in the Investment Funds, Companies and Miscellaneous Provisions Act 2005. The US Insider Trading and Securities Fraud Enforcement Act of 1988 provides for civil and criminal penalties.

Speculative Dealings

Dealings in margined transactions (including futures, CFDs and financial spread betting) are prohibited. Dealings in traded options are permitted only when they involve the purchase of call or put options and are subject to PA Dealing Approval. Dealing in futures linked to a market index is permitted and is subject to PA Dealing Approval. Speculative investing in cryptoassets are also subject to approval.

Setanta Trading / Holdings

Employees may not deal in any share when a fund managed by Setanta is building a position or disposing of a position in that share. Employees must not enter into a personal transaction which involves the misuse of confidential client information.

If Setanta is building a position and has traded the stock in the last seven days or if the security is on the trade blotter, approval shall not be granted except in very exceptional cases noted in the approval.

Prohibited conduct in the provision of services on behalf of a Registered Investment Company (Mutual Fund)

When acting as an adviser to a mutual fund, Setanta and its staff must never:

-	Employ any device, scheme or artifice to defraud the Fund;
-	Make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
-	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
-	Engage in any manipulative practice with respect to the Fund.

PROCEDURES

PA Transaction Approval7 and Trading Process

Prior approval must be obtained for all relevant transaction dealings by employees, by their related parties, or in any trades in which staff have a material or beneficial interest.

Sign-off by Compliance is required.

[7]	The personal account pre- approval process does not apply to the Non- Executive Directors of the firm
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The PA Transaction Approval Form can be found on Setanta’s Intranet and is available to all employees.

Trades which require prior written approval include:

Voluntary transactions8 initiated on the instructions of the relevant person (or related party) and where the timing is under discretion of the relevant person.

In any financial instrument, including shares and fixed interest securities (quoted or unquoted), and in initial public offerings and limited offerings.

Trades which do not need to be pre-approved, but must be reported afterwards:

Involuntary transactions, i.e. a transaction where the timing occurs outside of the control of employee e.g. annual Employee Bonus Share Scheme, a compulsory corporate action (deemed to include bonus issues, rights issues). Employees should confirm with the Compliance Department if in doubt.

Unit-linked funds managed by Setanta

Transactions in unit-linked funds including pension policies do not require prior approval. In general, employee’s holdings in unit linked policies align personal interest with policyholders rather than conflicting interest. The rules for unit transactions and timing are no different for employees. Individual unit holder transactions are also immaterial in relation to the size of the fund.

Employees should be mindful of any conflicts of interest they may have in relation to dealings in unit-linked funds, this would include knowledge of pricing basis changes etc. Any questions on conflicts of interest should be referred to Compliance.

Excessive activity by employees in unit-linked funds is considered to be a conflict of interest.

Employee Declaration

Each employee must sign a declaration confirming that they have carefully considered whether any information they have in respect of any shares or instruments they are seeking approval to transact in might be considered price sensitive information, and therefore would breach any of the provisionsof the insider dealing laws in Ireland, the US or any other country. Each employee must also declare that they have no conflict of interest to declare regarding the proposed transaction(s) and must confirm that the transaction proposed does not involve the misuse of confidential client information. This declaration is included in the PA Transaction Approval Form.

Process for requesting written approval

Dealing Process

Employees must complete the Personal Account Transaction form.

All steps in the approval process must be obtained prior to all share / security dealings and dealings by related parties.

Step one

Approval must be obtained from one of the following members of senior management:

[8]	A voluntary transaction is one which is initiated on the instructions of the relevant person and the timing is under discretion of the relevant person
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-	The Managing Director;
-	Marketing Director;
-	Business Development Manager.
-	PA dealings by the Marketing Director and the Business Development Manager must beapproved by the Managing Director.
-	PA transactions by the Managing Director must be approved by a non-executive director ofthe Setanta Board.

The time and date of the approval is required to be evidenced on the PA Account Transaction Form.

Note as detailed above, if Setanta has traded the stock in the last seven days or if the security is on the trade blotter, approval shall not be granted.

Portfolio Managers and the Managing Director must also confirm on their PA Transaction Forms that they are not planning to trade the stock on behalf of Setanta.

If prior written approval cannot be granted, employees are prohibited from executing PA transactions.

Approval shall only be granted on the basis that the transaction is permitted by Regulation, is not contrary to the Firm’s conflict of interest policy and /or this Code of Conduct.

Step two

-	Once approval has been granted by senior management (or a non-executive director), sign- off must be obtained from a member of the Compliance team before trading.
-	Compliance will require confirmation that Setanta has not traded in the stock in last seven days where Setanta are building or disposing of a position in that share. Compliance will also review the transaction for any other potential conflicts of interest. The Approval of the transaction and the Compliance sign-off should only be granted on the basis that the transaction is permitted by Regulation, is not contrary to Setanta’s Conflict of Interest Policy and /or Code of Conduct.
-	In the case of Irish Equities, Compliance will check to see if Setanta are currently in the process of a material transition of Irish Equity portfolios e.g. as a result of an individual client mandate request or fund rebalancing. If such a situation arises then permission will not be granted for any trades in relatively illiquid Irish securities.
-	The approval is valid for 24 hours from the time of sign-off from Compliance unless specific approval to extend the 24 hour timeframe is granted by approvers in step one and noted on the PA Transaction Form

Employees must hold the stock for a minimum period of 30 calendar days from the date of settlement, unless specific approval to dispose of the stock earlier is obtained. The approval should note the reason for early disposal.

Counterparty/ Broker in respect of PA Deals

In the case of personal account trading with a broker on the Setanta Authorised Stockbroker Panel, the trade must be carried out through the private client department /arm of the stockbroker firm.

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Records of transactions

The PA Transaction Approval Form must be retained in Compliance. A copy of the contract notemust be forwarded to the Compliance Department within 5 working days of the trade being placed.

All the private and sensitive information contained in the application forms are held by Setanta Compliance in accordance with the Data Protection Code.

Additional Restrictions for Directors of Setanta

There are additional restrictions in relation to entering into PA deals in respect of the purchase or sale of Canada Life / GWL Group company shares by Directors/Insiders – please refer to GWL Codeof Conduct.

Discretionary Managed Portfolios

For employees and related parties of employees who have discretionary managed portfolios, a lettermust be sent to the relevant Discretionary Manager/Broker advising them of your employment with Setanta. A copy of this letter must be given to the Compliance Unit. This letter must request that the Discretionary Manager/Broker forward a copy of all contract notes to the Compliance Unit in Setanta. Discretionary Managers/Brokers may then trade in line with their respective in-house policy. However, if the Discretionary Manager/Broker discloses a potential trade to the employee of Setanta then that trade becomes subject to the Setanta Personal Account Transaction policy and must be approved in line with the above conditions.

Employee Bonus Share Scheme: Great-West Lifeco Inc. Shares

Advance approval is required for any disposal of Great-West Lifeco shares acquired by the Employee via the Employee Share Ownership Scheme, or otherwise. This is in accordance with normal PA Transaction Procedures.Any acquisition of shares by an employee in Great-West Lifeco Inc, other than by an Employee Share Ownership Scheme, requires the prior approval and the completion of the PA Transaction Approval Form in respect of the trade(s) (as per any normal PA Transaction in accordance with the normal PA Transaction Procedures).

Cryptoassets

Cryptoassets are an asset recorded in digital form and enabled by the use of cryptography that is notand does not represent a financial claim on, or a liability of, any identifiable entity. This includes but is not limited to,

Security tokens

Utility tokens, Exchange tokens e.g. cryptocurrency such as bitcoin. Given the extensive variation in these assets, advance approval is required for any acquisition or investing in cryptoassets in accordance with normal PA Transaction Procedures. Please contact the Setanta CIO or Compliance Officer for further guidance prior to trading. The use of Cryptocurrency for paying for goods does not require approval.

PA Dealing Reporting

All employees are designated as ‘Access Persons’ in accordance with SEC Rules. This means that all staff, irrespective of the frequency and volume of personal transaction activities, are subject to the SEC transaction reporting requirements.

The on-going reporting process is facilitated and managed by Compliance.

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Holdings Reports9

All employees must submit initial and annual holding reports disclosing all reportable securitiesholdings (i.e. holdings in all financial instruments, with certain limited exceptions) in which they have any direct or indirect beneficial ownership or investment control.

New joiners must submit an initial holding report to Compliance within 10 working days of joining, as part of the induction process. Line managers must ensure that all new employees receive a copy of the Holding Report form and a copy of the Setanta Code of Business Conduct and Ethics on commencement of employment.

The Annual Holding Report must be submitted to the compliance department by the 28th February each year. The information provided must be current as of a date no more than 45 days prior to the report submission date.

Employees must report all Reportable Securities holdings (i.e. all holdings in financial instruments) inthis form and the identity of all investment accounts, identifying:

-	the title and type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which employees have any direct or indirect Beneficial Ownership or Investment Control; and
-	the name of any broker, dealer or bank with whom an account is maintained in which any Reportable Securities are held for the direct or indirect benefit of employees (including accounts held by any member of their immediate family).

Employees with no information to disclose are required to submit a ‘nil report’ and employee declaration certifying that the employee member has no other information to report.

Quarterly Transaction Report

SEC Rules require that employees return a detailed Quarterly Transaction Report. This report must be submitted no later than thirty (30) calendar days after the end of a calendar quarter. SEC rules excuses employees from submitting quarterly transaction reports where those reports would duplicate information already held on record. However, quarterly attestations are requested by the Compliance Department confirming pre-approval has been obtained for all trades.

An exception to the quarterly transaction report rule exists for Non-Executive Directors who are required to submit quarterly transaction and holding reports to the Chief Compliance Officer no later than 30 calendar days after the end of a calendar quarter.

All PA Dealing documentation and reports submitted to the Compliance Department are treated as confidential, are held securely and are subject to restricted access.

Setanta PA Dealing Review

Holding reports and transaction reports are reviewed and monitored by Compliance department staff to ensure that holdings do not present any conflict of interest. The purpose of the review is to assess reported transactions in terms of compliance with US SEC and European MiFID requirements.

[9]	Initial, annual and quarterly reports must include a submission date.
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Insider Dealing & Market Manipulation Policy

Policy Overview

Setanta is required under Regulation (EU) No 596/2014 (MAR) to have “arrangements, systems and procedures” in place for the purpose of detecting insider dealing and market manipulation and attempted insider dealing and market manipulation. Setanta has adopted policies and procedures designed to detect and report actual or attempted market abuse. It is important that Setanta, as a firm, understands its responsibilities and takes great care to ensure the firm complies with these obligations.

Scope and Application

Setanta is under an obligation to adhere to the requirements as set out under MAR. This policy applies to all staff of the firm, who are responsible for the prevention, detection and reporting of actual or attempted market abuse and are equally expected to be vigilant to those risks at all times.

What is Market Abuse?

Any unlawful behaviour in the financial markets is prohibited and considered a form of market abuse. Market abuse typically consists of: Market Manipulation insider dealing

(b)	Unlawful disclosure of inside information

It is prohibited to engage (or attempt to engage) in Market Abuse.

What is Market Manipulation?

Market manipulation can be transactions or the release of information with the intent to deceive investors as to the market for a security. The rules apply to all financial instruments10, irrespective of whether the prohibited transaction, order or behaviour takes place on a trading venue.

Examples (non-exhaustive list) of Market Manipulation include:

-	Transactions/orders to trade that are likely to give false or misleading signals as to the supply of, demand for or price of financial instruments,

-	Transactions by a person, or persons acting in collaboration, which secure the price of one or several financial instruments at an abnormal or artificial level

-	Transactions which employ fictitious devices or any other form of deception, likely to affect the price of one or several financial instruments.
-	Intentional dissemination of information which is likely to give, false or misleading signals about financial instruments.

-	Conduct by a person, or persons acting in collaboration, to secure a dominant position over the supply of or demand for a financial instrument which has the effect of fixing, directly or indirectly, purchase or sale prices or creating other unfair trading conditions.

[10]	And also to benchmarks and spot commodity contracts (including their derivatives)
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Dissemination

Any information shared, including via media or by any other means, which intentionally gives, or is likely to give, false or misleading signals regarding the supply, demand and, or price of a financial instrument11, is dissemination. This includes circumstances where the person making the statement or expression knew, or ought to have known, that the information was false or misleading. The transmission of false or misleading information or, providing false or misleading inputs in relation to financial instrument is strictly prohibited.

What is Insider Dealing?

A person who possesses inside information shall not use that information to buy/sell, or try to buy/sell, for their own account or for the account of a third party (which includes buying or selling on behalf of funds that Setanta manage), directly or indirectly financial instruments to which that information relates. Similarly, it is an offence to induce another person to engage in insider dealing and it is an offence to unlawfully disclose inside information.

What is “Inside Information”?

Inside information is information of a precise nature. It is information that relates directly or indirectly to financial instrument(s)/ issuers of financial instrument(s)12 which has not been made public.

It can concern a set of circumstances which exist (or may reasonably be expected to come into existence) or an event which has occurred (or may reasonably be expected to occur).

It is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the prices of financial instruments.

Inside Information is information that is price sensitive i.e. if this information were made public it would be likely to have a significant effect on the price of those financial instruments.

Price Sensitive Information

Information concerning the GWL Group of companies, Setanta or clients of Setanta obtained in the ordinary course of business can be price sensitive information, and may fall under the insider dealing prohibition. Setanta’s procedures must therefore be rigidly applied and employees must take care to observe the requirements forming part of their contract of employment. In the event of any doubt, clarification should always be sought from the Compliance Unit before any dealings take place.

In accordance with Setanta’s own internal procedures, where Setanta is executing a trading strategy in relation to a particular stock (i.e. building a position or disposing of a position), knowledge of same precludes an Setanta employee from dealing in that stock for their own account or Related Parties.

[11]	This includes related spot commodity contracts.

[12]	This includes related derivative financial instruments
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Market Sounding

A market sounding consists of the disclosure of information to one or more potential investors prior to the announcement of a transaction. This action is taken to assess interest of potential investors in a possible transaction and the related conditions, such as its potential size and price, by among others:

a)	an 'issuer'.
b)	'a bidder on the secondary market of a financial instrument, in such quantity or value as to distinguish the transaction from ordinary trading and to imply a method of sale based on a prior assessment of potential interest by potential investors”.
c)	a third party acting in the name or on behalf of a person referred to in a) or b) above.

Suspicious Transaction and Order Reports (STOR)

Setanta is required to maintain effective arrangements, systems and procedures to detect and report suspicious orders and transactions. Where Setanta has a reasonable suspicion that an order or transaction in any financial instrument, whether placed or executed on or outside a trading venue, could constitute insider dealing, market manipulation or attempted insider dealing or market manipulation, Setanta is required to notify the Central Bank of Ireland. Investment Risk/Compliance will assess on a case-by-case basis and determine, in accordance with the STOR policy and procedure, if onward reporting to the Central Bank of Ireland is required. Where it determines there is no basis for an official STOR, it will record the matter and all relevant material reviewed. Please refer to the STOR policy for further information.

Policies and Procedures

Setanta has in place comprehensive internal policies and procedures to mitigate against the risk of market abuse. The following policies and procedures should be read in conjunction with this policy. These include the following:

-	Setanta’s Insider Dealing and Market Manipulation procedures
-	Setanta’s Suspicious Transactions and Orders Reporting policy and procedure
-	Setanta’s Personal Account Transactions policy
-	Setanta’s Conflicts of Interest policy
-	IL Whistleblowing policy
-	Setanta Code of Business Conduct and Ethics
-	GWL Code of Business Conduct and Ethics

Key Accountabilities and Approvals

Setanta Board

The Board is responsible for the oversight of the firms market abuse framework. The Board of Directors is required to:

-	Review and approve the firm’s insider dealing and market manipulation policies on an annual basis.

-	Review and approve the firm’s market abuse risk framework document on an annual basis.

Senior Management Team

Members of the senior management team should be familiar with the market abuse risks that the firm may be exposed to. The senior management team must:

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-	Ensure compliance with the firm’s insider dealing and market manipulation policies
-	Consider their exposure to market abuse risks
-	Encourage an open and compliant culture amongst staff

Compliance

The Compliance team is responsible for the following:

-	Drafting and agreeing the insider dealing and market manipulation policies with the senior management team
-	Bringing the policy to the senior management team for review and approval
-	Bringing the policy to the Board for review and approval
-	Reviewing the policy on an annual basis and as such other time as may be required. Where material amendments to the policies arise, the revised suite of policies must be submitted once again to the senior management team and the Board for approval
-	Monitor emerging developments in this area
-	Communicating this policy to staff

Setanta operates a Compliance model based on the three lines of defence. Each line of defence is required to have sufficient awareness of market abuse.

First Line: The business has primary responsibility and accountability with insider dealing and market manipulation policies and procedures

Second Line: Investment Risk/ Compliance is accountable for the independent oversight of compliance with Market Abuse requirements

Third Line: Internal audit is accountable for independent assurance of the effectiveness of the market abuse framework

Training

Relevant staff are required to complete training, at least annually. The firm will provide training to these relevant staff to ensure awareness of obligations under MAR. Training will include examples demonstrating market abuse in practice.

Sanctions Criminal offence

Directive 2014/57/EU of the European Parliament and of the Council of 16 April 2014 on Criminal Sanctions for market abuse (as implemented in Ireland) provides for a criminal sanctions regime for market abuse and attempted market abuse. A person guilty of an offence created by Irish market abuse law shall, on conviction, be liable to a fine of up to €10,000,000 or imprisonment for a term up to 10 years or both.Civil liability

If a person contravenes a provision of Irish Market Abuse law the person shall be liable - to compensate any other party who acquired or disposed of financial instruments by reason of the contravention, and to account to the body corporate or other legal entity which issued the financial instruments concerned for any profit accruing to the first-mentioned person from acquiring or disposing of those instruments.

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Queries

If you have any data queries or issues on the above policy, please contact the Compliance team Restricted List Although Setanta does not typically receive material and non-public information, should Setanta receive such information, it has implemented appropriate procedures to establish restrictions in certain securities. In accordance with internal procedures, the Compliance Officer, or designee, may place certain securities on a "restricted list." Access persons in receipt of such information are prohibited from personally, or on behalf of an advisory account, purchasing or selling such securities during any period they are listed on a restricted list or a watch list.

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Conflicts of Interest

The Policy

All Setanta employees have an obligation to comply with this Policy, to avoid any conflict of interest and to act in the best interests of its clients.

In all instances of actual or potential conflict of interest Setanta will abide by the principles of treating its customers fairly, and dealing honestly and professionally with all its stakeholders.

Identification Procedures

Setanta is required to take all reasonable steps to identify and manage or prevent potential or actual conflicts of interest that may arise in the course of providing its service between itself, including its managers, employees, or any person(s) directly or indirectly linked to it by control of its customers, or between one client and another.

Setanta maintains effective organisational and administrative arrangements to ensure that potential conflicts of interest that may arise across the businesses of the group are identified, assessed and managed in a timely manner.

In determining the types of conflict of interest that arise in the course of providing its services, which may be detrimental to clients’ interests, Setanta will assess, by way of minimum criteria, whether it, its directors, employees, officers, shareholders or any person(s) directly or indirectly linked to it by control:

-	are likely to make a financial gain or avoid a financial loss, at the expense of the client,
-	have an interest in the outcome of the service/transaction which is distinct from the client’s interest in that outcome.
-	have a financial or other incentive to favour the interest of specific clients,
-	carry on the same business as the clients(s),
-	receive an inducement other than the standard commission from a third-party in connection with the service provided, whether in the form of monetary or non-monetary benefits or services.

In the event that Setanta, its directors, employees, officers and shareholders are in the future, involved in other financial investment and professional activities which may on occasion cause conflict of interest with the management of client assets, Setanta shall ensure that the performance of its duties will not be impaired by any such involvement, and that any conflicts, which may arise, shall be resolved fairly and without delay.

Reporting potential / actual conflicts of interest

Employees and officers who believe they may have a conflict of interest, become aware of the potential for a conflict of interest involving other people, or are uncertain whether the potential for a conflict of interest exists, must immediately notify the Setanta Compliance Officer.

All potential and actual conflicts of interest, or transactions or relationships that may give rise to a conflict of interest, must be disclosed immediately. This requirement extends to any interests, transactions or relationships involving employees and officers, their immediate family or other individuals with whom they have close personal relationships.

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Employees are to exercise good judgment and common sense in anticipating situations that may give rise to a conflict of interest.

Procedures and Processes in place

Setanta has detailed policy and procedural document(s) in place which set out the core principles formeeting its legal, regulatory and ethical responsibilities. This policy specifies the procedures to be followed and the measures to be adopted to ensure Setanta’s employees act with integrity in all business dealings.

Setanta procedures include measures to ensure that persons engaged in activities involving any possible conflict of interest carry on those activities at a level of independence appropriate to the size and activities of the organization. This includes:

Effective procedures to prevent or control the exchange of information between persons engaged in activities involving a risk of a conflict of interest,

The separate supervision of employees providing service to, clients whose interest may conflict,

Remuneration policies which reflect the need to prevent any direct link between the remuneration of relevant persons principally engaged in one activity and the remuneration of, or revenue generated by, different persons principally engaged in another activity, where a conflict of interest may arise in relation to those activities.

Measures to prevent any individual from exercising undue control over the investment activities of another and

Measures to prevent any individual from being simultaneously involved in separate investment activities that may prevent the proper management of conflicts of interest.

Affiliates of the Adviser/Fund Log

Setanta maintains and logs Affiliates of the Adviser/Fund and the CCO reviews accuracy of the Affiliates of the Adviser/Fund Log at least annually.

Dealing as Principal

Setanta does not deal as principal with any person, firm or company in any transaction in the course of managing client assets but only as agent of its clients.

Personal Account Transaction/ Dealing

While the employees of Setanta are entitled to buy and sell financial instruments (including shares and fixed interest securities) on their own account, this is only on the basis that they adhere to the policies concerning personal dealings.

Gifts, Benefits and Inducements

Setanta maintains effective procedures to ensure that any gifts, benefits or inducements offered, given, solicited or accepted by any employee of the company in the course of business does not create a conflict of interest with its responsibilities to its customers.

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Record Keeping

Setanta maintains an effective system to keep records of cases where conflict of interest entailing a risk of damage to any client has arisen or may arise. Records are maintained for as long as required by the appropriate regulations

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Gifts and Inducements

Summary of Polices

All employees of Setanta Asset Managers (Setanta) have an obligation to comply with its Policy to avoid any conflict of interest and to act in the best interests of its clients. In all instances of actual or potential conflict of interest Setanta will abide by the principles of treating its customers fairly, and dealing honestly and professionally with all its stakeholders.

It is Setanta policy to only enter into third-party arrangements designed to enhance the quality of service provided to clients.

It is Setanta policy to disclose such arrangements to clients should they arise.

Gift’s overview

Setanta maintains effective procedures to ensure that any gifts, benefits or inducements offered, given, solicited or accepted by any employee of the firm in the course of business does not create a conflict of interest with its responsibilities to its customers.

All gifts or benefits received or given by Setanta

Notification

The receipt of invitations or the offer of any gifts, payments, services, hospitality or benefit-in-kind on a scale which would affect, or could be considered to affect, the ability to exercise independent judgment, or conflict with the duty owed to customers, should be notified in all cases to the Managing Director, or in his absence, another member of the Executive Management Team (EMT).

When there is doubt as to the propriety of accepting or offering a gift or an invitation or offer, employees should refer the matter to a member of the EMT who may consult with Compliance for clarification on any legal or regulatory aspects.

Recording

Every gift/invitation, which, for the purpose of this Policy, includes hospitality or other benefits-in- kind, received or given by Setanta must be logged in a local register by the relevant business area. Local registers should ensure that all gift details are assigned to each benefit received or given. Each business area, Office of the Managing Director/Front Office, Marketing/Business Development and Compliance shall nominate a person within their area to record such gifts and benefits, and it is the responsibility of each member of the business areas to provide the nominated person with details of such gifts/benefits for record purposes.

Series of gifts given or received may be reviewed and queried by Compliance. The relevant business areas should ensure that all declined gifts are recorded in the gifts register.

Prohibited gifts

No sponsorship or gifts should be solicited or accepted by staff for any event or occasion involving staff, where such could be deemed to influence or compromise any businessdecision by Setanta in relation to the sponsor or donor.

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Invitations including overnight accommodation or long distance travel should always be refused unless the proposed trip is predominantly of a business nature.

Gifts exceeding the de minimis threshold

This policy requires written approval by the Managing Director, or in his/her absence, another member of the EMT prior to the giving or receiving of any gift or benefit exceeding €50. The memberof the EMT will only give approval when, in his/her view, it does not conflict with the clients’ interestand independence is not compromised.

Compliance

Approval of any individual gift greater than the de minis threshold is also subject to review by Compliance, who maintains a Setanta approved gifts register. Therefore, all approvals should be forwarded to the Compliance Unit.

Business Development Expenditure

Certain normal business development expenditure, which has been approved at an overall level in business divisions’ business development budgets, does not require advance approval for the giving of individual items as they arise.

Individual items received, as part of normal business development will not require advance approval. However, all such individual items given, and individual items received, as part of business development must be registered in the local business area log.

Inducements

Overview

Under MiFID II, investment firms are required to act honestly, fairly, professionally and in the best interests of clients. MiFID II imposes disclosure obligations in relation to both conflicts of interests and inducements. Setanta must take all appropriate steps to identify and manage or prevent potential or actual conflicts of interest that arise in the course of providing its services, including, but ,not limited to, those caused by its remuneration and similar arrangements or by the receipt of inducements from third parties; within Setanta; between Setanta and any person, including but not limited to, its managers, employees, orany person(s) directly or indirectly linked to it by control and its clients, or between Setanta’s clients.

Setanta will not accept or retain any fees, commissions or monetary benefits from any third party or person acting on behalf of a third party in relation to the provision of its services to clients. All such fees, commissions or benefits received will be allocated and transferred to the client in full as soon as reasonably possible following receipt of same. The client will be periodically informed of any fees, commissions and monetary benefits received by Setanta and transferred to them. Furthermore, details regarding mechanisms for transferring fees, commissions and monetary benefits received willbe provided.

Minor non-monetary benefits are permissible if reasonable, proportionate and are unlikely to influence Setanta’s behaviour in any way which would adversely affect the client’s interests. Additionally, such benefits must fulfil the following requirements;

-	are capable of enhancing the quality of the service; this requirement will be deemed satisfied if thefollowing criteria are met:an additional or higher-level service is provided to the client and it is proportional to thelevel of inducements received;
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-	It does not directly benefit Setanta or Setanta’s shareholders or employees without tangible benefit to the client;
-	an on-going benefit is provided to the client in relation to an on-going inducement; andhaving regard to the total amount of benefits received from an entity or group of entities, are of a scale and nature such that they do not impair compliance with Setanta’s duty to act honestly, fairly and professionally in the best interests of the client.

Acceptable non-monetary benefits include the following:

-	generic or personalised information or documentation relating to a financial instrument or investment service.
-	written material from a third party commissioned and paid for subject to the proviso that the relationship is clearly disclosed in the material and that the material is available on request.
-	participation in conferences, seminars and other training events on the benefits and features of a specific financial instrument or investment service.
-	hospitality of a reasonable de minimis value, such as food and drink during a business meeting, conference, seminar or other training events.

Disclosure of minor non-monetary benefits must be made prior to the provision of services to the client and in relation to ongoing benefits, at least annually thereafter. Such non-monetary benefits may be described generically.

Setanta has in place a separate Use of Dealing Commission Policy which reflects Setanta’s compliance with MiFID II’s Inducements Regulations in relation to use of dealing commission paid by clients. This policy also reflects equivalent Canadian regulation governing “soft dollar arrangements”

Record Keeping

Setanta maintains an internal list of all non-monetary benefits received in relation to the provision of its services and records how such benefits are designed to enhance the quality of the services provided to the client. Details of the steps taken in order to ensure compliance with Setanta’s duty to act honestly, fairly and professionally in accordance with the best interests of the client are also provided.

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Research

Introduction

Directive 2014/65/EU of the European Parliament and of the Council on Markets in Financial Instruments (MiFID II), as implemented in Irish Law by S.I. No. 375/2017 – European Union (Markets in Financial Instruments) Regulations 2017 (the 2017 Regulations), requires investment firms paying or being paid any fee or commission or providing or being provided with any non- monetary benefit (inducements) in connection with the provision of an investment service or ancillary service toensure that such inducements cannot give rise to conflicts with the firm’s duties to act honestly,fairly and professionally in accordance with the best interests of its clients. Specific obligations are outlined regarding inducements in relation to research.

This policy outlines the overarching MiFID II requirements for inducements in relation to research and the Setanta application of these obligations. This policy should be read in conjunction with the Conflicts of Interest policy.

MiFID II Requirements

Schedule 5 of the 2017 Regulations specifically deals with inducements to trade. The goal of the legislation is to decouple the trading decision from other sell side services. The trading decision must be based solely on a broker’s ability to trade and achieve best execution. Historical ancillary services, like investment research, corporate access and investment conferences, must be paid for separately to avoid any potential inducements to trade.

Article 3(1) of Schedule 5 of the 2017 Regulations states that:

The provision of research by third parties to investment firms providing portfolio management or other investment or ancillary services to clients shall not be regarded as an inducement if it is received in return for any of the following:

-	direct payments by the investment firm out of its own resources;
-	payments from a separate research payment account controlled by the investment firmprovided the following conditions relating to the operation of the account are met: …

Payments from a separate research payment account (RPA) must be further supplemented with a range of regulatory controls and client disclosure requirements. These requirements require Investment firms to treat such expenditures as they would their own and ensure that their clients are getting value for money.

Payment Policy

It is Setanta policy to pay for all investment research related costs out of the firm’s own resources; any change in this policy will require approval of the Setanta board.

Policy Review

The Research policy will be reviewed on at least an annual basis, or when a material change occurs. The policy will be reviewed by a management meeting and presented to the board for approval.

The purpose of the review will be to determine whether the policy is still appropriate given the operations and activities of Setanta and in light of regulatory developments and industry guidance during the period.

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Data Protection Policy

Policy Overview

The General Data Protection Regulations (“GDPR”), effective 25 May 2018, replaced the existing data protection framework under the EU Data Protection Directive. The GDPR emphasises transparency, security and accountability, while at the same time standardising and strengthening the right of individuals to data privacy.

Setanta is required under the GDPR to safeguard the security and confidentiality of personal data held. Personal Data includes any data that may identify a natural person to include, amongst other items, names, addresses, email addresses, identification numbers, identifiable natural person (data subject). It is important that we, as a firm and individually, understand our responsibilities and take great care to ensure we comply with these obligations.

Key obligations under the Data Protection Rules

We cannot collect or hold any personal information (even a name and address), either in electronic or manual form, about any individual, without consent.

We must take all reasonable security measures to protect the personal data under our control and ensure that it is not disclosed to another party without the person’s consent.

As we can only collect and hold information which is adequate, relevant and not excessive, we must take particular care to ensure that we do not record, manually or electronically, information which does not meet these requirements and which could be prejudicial.

Personal data should not be retained longer than necessary, in relation to the purpose for which such data is processed.

A person has a right of access to personal data held in his/her name whether in electronic or manual form.

While Setanta does not typically process personal data on behalf of our clients in the course of its business activities, we are required to ensure there are appropriate policies and procedures in place to ensure compliance with data protection obligations. This policy and procedure document has been prepared taking into account the nature of Setanta’s business. Setanta’s policy also reflects the Irish Life Group Limited (ILGL) data protection policy, which in turn, reflects the Great WestLifeco privacy guidelines.

Other policies to be read in conjunction with this document:

Voice Recording

As a firm authorised to provide portfolio management services under MiFID II, it is Setanta’s policy to record the telephone lines of certain specified employees, including relevant employees in Fund Management and the Dealing Desk and back office. Please click here to view this policy.

CCTV

Setanta’s recording of images on CCTV is carried out for security purposes only. As recognisable images are captured, these images are considered personal data and as such are subject to GDPR. Please click here to view the CCTV policy.

Review

Setanta’s Data Protection Policies and Procedures are reviewed and refreshed by Compliance annually or in light of any legislative or other relevant developments.

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Queries

If you have any data protection related queries or issues please contact the Compliance team.

Data Protection Procedures

Departmental Data Protection Procedures

Setanta is committed to ensuring compliance with Data Protection legislation. The Compliance team is responsible for working with the business to ensure procedures are established and maintained. The following departmental procedures have been established:

Marketing/ Business Development

Marketing and Business Development creates and maintains files for all clients of Setanta. These files include any client assessment forms and the client set-up forms, containing trustee personal data. Investment Development requires the names of trustees for business purposes and, in many cases, the email addresses and phone numbers. This information is not disclosed elsewhere.

All information pertinent to client relationships is only retained for as long as is required and in compliance with the Data Protection obligations. Please refer to Group HR policy.

Human Resources

Group Human Resources create and maintain all employee records for Setanta. Information is strictly confidential and only relevant data is kept. Details held on individual files may comprise of the following:

-	Application forms/CV's;
-	References;
-	Medical forms;
-	Birth certificates;
-	Marriage certificates, where applicable;
-	Contracts of employment;
-	Membership of Trade Unions
-	Correspondence with individuals, such as salary increase or promotion letters etc.; and
-	Any disciplinary/grievance dealings.

Personal data is only retained for as long as is required and in compliance with the Data Protection obligations. Please refer to Group HR policy for further details.

Fund Management

Setanta is required to carry out transaction reporting under the European Union (Markets in Financial Instruments Regulations (“MiFID II”). Setanta has outsourced all trade execution to Irish Life Investment Managers (ILIM). Each reportable transaction requires a unique identifier for the individual(s) with ultimate responsibility for all investments and individuals responsible for executingtransactions.

This unique identifier is prescribed in the MiFID II regulatory technical standards and is a combination of the individual’s nationality, name (abbreviated) and their date of birth. This data is provided by the individual. Once the unique identifier is created, it is uploaded to TRAX, an outsourced transaction reporting company. This information must also be provided to all Multilateral Trading Venues (MTFs) used. The MTFs also have a regulatory obligation to report all transactions executed on venue and this information must be provided in order to trade on venue. A legal agreement is in place with TRAX clearly setting out that this personal data may only be used for the purpose it is intended i.e. reporting to the Central Bank of Ireland.

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The original letter, signed by the individual, containing the personal data is provided to Compliancefor secure storage.

Operations

The Operations function maintains a Business Continuity Plan for Setanta. The Business Continuity Co-ordinator co-ordinates updates of the plan with Team Managers annually. All information collected, which would include name and phone numbers of Setanta employees, is treated as confidential. This information is recorded in the Business Continuity Plan and then distributed to (i) the Setanta Incident Management Team (ii) the Executive Management Team (iv) Heads of Function who are not on the Executive Management Team (iv) Team Managers. It is the responsibility of the Co-ordinator to ensure current and accurate copies are being sorted and distributed. The Business Contingency plan is securely stored in hardcopy and softcopy by all holders.

Personal data is only retained for as long as is required and in compliance with the GDPR.

Compliance

In accordance with European Union (Markets in Financial Instruments Regulations (“MiFID II”) and the US Securities Exchange Commission (SEC) Advisors Act 1940, data relating to personal account transactions are obtained from all Setanta staff. These records are stored on a local access network drive, with restricted access, limited to the Compliance team. In addition, records relating to Directors fitness and probity are stored on a local access network drive, with restricted access, limited to the Compliance team.

Compliance also maintains personal data for the relevant individuals who have provided their personal data in the form of a signed letter, for the purpose of Setanta’s MiFID II transaction reporting obligations to the Central Bank of Ireland. The signed letters and personal data gathered are stored by Compliance.

Compliance also maintains some personal data, for a number of employees in fund management as required under the SEC brochure rule set out in the Investment Advisers Act 1940. This data is storedon a local access network drive, with access restricted to the Compliance team.

Personal data is only retained for as long as is necessary and in compliance with the GDPR.

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Fitness & Probity Requirements

Overview

The following sets out the fit and proper policy for Setanta. This policy is determined by the Board of Directors of Setanta (the board). It is designed to ensure that all persons subject to the fitness and probity regimes meet the requirements set out in this policy. The policy is in line with the requirements set out in the Irish Life Group policy. The legislation requires that persons running Setanta as well as persons working in key functions in Setanta are subject to the fit and proper requirements. The policy takes full account of the Central Bank of Ireland’s Fit and Proper Regulations, standards and guidelines (F&P Standards) and forms part of Setanta’s system of governance.

Responsibility

Compliance is responsible for reviewing the Fit and Proper Policy and for making recommendationsin this regard to the board.

The Setanta Board (board) is responsible for:

-	is responsible for ensuring compliance with Setanta’s Fit and Proper Policy and approves thepolicy on an annual basis;

-	delegates responsibility to the Nomination and Governance Committee for recommending
-	Board and Board Committee appointments to the Board.
-	is responsible for the approval of candidates to fill Board and, as relevant, senior management vacancies and for confirming their fitness and probity; and
-	is responsible for ensuring that evidence of discussion and challenge is reflected in board minutes supporting the Board’s approval of appointments that are within the remit of the F&P regime.

The Board Audit Committee is responsible for:

-	oversight of the Fit and Proper Policy
-	annual review of the Fit and proper Policy and recommending it for approval by the Board; and
-	reviewing updates from time to time or when matters arise from Corporate Resources, Compliance or Company Secretarial.

The Setanta Compliance Officer (Setanta CO) is responsible for:

-	Sign off on checklist confirming the due diligence file in relation to the proposed appointments to a Pre-Approval Controlled Function (PCF) role prior to sign off by the Setanta Managing Director (MD) and
-	Completing Section 12 – Proposer Declaration of the fit and proper questionnaire and for submitting the completed IQ to the Central Bank.

The Setanta MD is responsible for:

-	Signing off on the assessment of the fitness and probity of all persons in PCF roles as determined by the F&P Standards and those in key functions as determined in MiFID II (excluding Board directors).
-	Ensuring that there are appropriate mechanisms in place for implementing, managing and monitoring compliance with the F&P policy and standards in their business unit.
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The Executive – Human Resource is responsible for:

-	Ensuring that appropriate fit and proper assessments are carried out for each relevant rolein line with the policy.
-	Ensuring that a process is in place for line managers to advise the Executive HR in advance ofany staff movements relating to Controlled Function (CF) roles to allow HR to carry out the fit and proper assessment.
-	Escalation of any matters that are relevant to a particular assessment of a person subject to the fit and proper process to Setanta Compliance.
-	Ensuring that Setanta takes all reasonable steps to protect the information and documents collected for fit and proper assessments from misuse, unauthorised access, modification or disclosure.

The Director Group Compliance is responsible for:

-	Providing advice guidance to the Setanta CO and/or HR as required in relation to the fit and proper requirements and policy related matters;
-	independently monitoring compliance with the policy;
-	ensuring that processes are in place for the timely communication and escalation of breaches of the policy; and
-	liaising with the Central Bank and other Regulators in relation to Fitness and Probity matters.

Application of the policy

The policy requires that all persons in Setanta who are subject to the fit and proper requirements must comply with the standards of fitness and probity set by Setanta and its supervisors. The policy applies equally whether the function subject to the fit and proper requirements is outsourced, or whether it is performed by employees of Setanta. Where the function is outsourced, the fit and proper requirements apply to the persons employed by the service provider to perform the outsourced functions together with the person in Setanta who is responsible for the function.

Group HR maintain a central register of all individuals and their roles in the Group who are subject toF&P.

Criteria to determine if a person is fit and proper

It is the policy of Setanta to set high standards of fitness and probity and, in this regard Setanta will comply in full with the F&P standards which are set out in Appendix 1.

Setanta will exercise proportionate discretion when judging certain matters which are not of an absolute determinative nature but, in general, it will adopt a conservative approach to these matters.

Process for fit and proper assessments – initially and on an ongoing basis

Assessments of a person's fitness and probity for a role will be made:

-	before the person is appointed; and
-	after their appointment, on an annual basis, by way of an annual declaration, although if material information adverse to the assessment becomes known to Setanta during the year, Setanta must take appropriate steps without waiting for the annual review.
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The collective knowledge, competence and experience of the management body (the Board) will include as a minimum:

-	market knowledge – the awareness and understanding of the wider business, economic and market environment in which Setanta operates;

-	business strategy and business model – an appropriate detailed understanding of the Setanta business strategy and model;

-	system of governance – awareness and understanding of the risks the Setanta is facing and the capability or managing them together with the ability to assess the effectiveness of Setanta ’s arrangements to deliver effective governance, oversight and control in the business and if necessary oversee changes in these areas;

-	financial and actuarial analysis – the ability to interpret Setanta ’s financial and actuarial information, identify key issues, put in place appropriate controls and take necessary measures based on this information;
-	regulatory framework and requirements – awareness and understanding of the regulatory framework in which Setanta operates and the regulatory requirements and expectations relevant to it, and the capacity to adapt to changes which stem from the regulatory framework without delay.

The members of the board are not each expected to possess expert knowledge, competence and experience within all areas of Setanta, but the collective knowledge, competence and experience of the Board as a whole has to provide for a sound and prudent management of Setanta.

Where changes occur at Board level the Board of Setanta will demonstrate that the collective knowledge of the Board is maintained on an adequate level so that the sound and prudent management of Setanta will continue.

Before a person is appointed to a role subject to the fit and proper requirements, a due diligence process will be undertaken by:

-	the Nomination and Governance Committee on behalf of the Board in respect of director appointments (with assistance as required from Compliance and/or the Company Secretary);
-	for other appointments sign-off for these appointments being carried out by the Setanta Compliance Officer and the Setanta MD or other nominated senior person.
-	The due diligence to be conducted will comply with the F&P standards and MiFID II requirements.

Description of situations that give rise to a re-assessment of fitness and probity

The following sets out some examples, but is by no means an exhaustive list of situations that may give rise to a re-assessment of fitness and probity:

-	situations leading to a reason to believe that a person’s actions could result in Setanta conducting its business in a way that is not in accord with applicable legislation;
-	situations leading to a reason to believe that a person will enhance the risk of financial crime
-	e.g. money laundering or financing of terrorism;
-	situations leading to believing that the sound and prudent management of the business ofthe undertaking is at risk.
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Best interests of the market

Where Setanta has reached a negative conclusion with respect to an individual’s fitness and probity to the extent that Setanta is no longer prepared to permit that person to continue in any role subject to this fitness and probity policy, Setanta will ensure that, having regard to the legal and other constraints that apply, it (or its officers or employees) does not provide any affirmation to any third party about that person which is inconsistent with Setanta’s findings.

Monitoring and review

This policy is subject to periodic review by the Board which may be prompted by changes in the applicable Regulations or to changes to the Group structures (or by other situations as determined by the Head of Compliance or by the Board Audit Committee).

Adherence to the F&P standards and requirements is subject to annual reconfirmation by persons occupying fit and proper roles. Where Setanta becomes aware that there may be concerns regardingthe fitness and probity of a person in a role subject to this fit and proper policy, Setanta will investigate such concerns and take action as appropriate without delay. Setanta will notify the Central Bank of any such action taken where there has been a negative conclusion reached with regard to persons holding a role subject to fitness and probity.

Document retention

Setanta shall ensure that there are processes in place to ensure that;

-	All information considered in assessing the fitness and probity of a person in a relevant roleis documented;
-	The recruitment process includes a policy to destroy information gathered for unsuccessful candidates after an appropriate period of time;
-	Ensure that documents are retained for at least the period of time set out in the F&P standards;
-	Documents are maintained and are available for inspection by the Board at any time.
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Information Security Policy

Please click here to view the Group Information Security Policy.

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Confidentiality/Secrecy

Setanta’s Business

Confidentiality regarding Setanta’s customer and business affairs is of the utmost importance. Under no circumstances should any information be given to, or should any discussion take place with, external parties regarding the affairs of the company or any of its subsidiary/associated companies without the prior consent of your Line Manager.

Confidential Materials

A duty of care applies to all files, documents, papers and other information relating to the company under your control. You may not remove any of these documents or any item belonging to the company or which contain confidential information from the company’s premises at any time without proper advance authorisation. You must return to the company upon request and, in any event, upon the termination of your employment, all documents and items belonging to the company or which contain or refer to any confidential information and which are in your possession or under your control.

These responsibilities remain with you in the event of your leaving the employment of the company. Breach of this responsibility in the course of your employment constitutes gross misconduct and can result in dismissal. Breach of same after your employment may leave you open to legal proceedings for any damage caused to the company or its clients related to such breach.

Clean Desk Policy

-	The Clean Desk Policy applies to all employees and contract employees working in Irish Life and Setanta. It extends to all paper, micro-film or fiche records which identify an individual by name, address, or account number.

-	This policy also covers all paper information which refers to the performance of the organisation andits subsidiaries and all other sensitive information. The policy requires the following actions:

-	When leaving a desk or work area sensible precautions must be taken to ensure valuable items containing sensitive information are removed and locked in an appropriate secure safe or cabinet / desk drawer. Keys for the safe / cabinet must be retained under the effective control of the person responsible for the items.

-	Group or Department critical documents should be stored in a fire-proof cabinet / safe. Line management is responsible for identifying these.

-	If you leave your desk, and your PC is switched on, ALWAYS lock your screen (‘Ctrl, Alt, Delete’ and then Enter (or Windows key and ‘L’) to confirm that you wish to lock your work station).

-	If working on sensitive information, and you have a visitor to your desk, lock your screen to prevent the contents being read.
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-	All confidential information must be placed in a cabinet / desk drawer.

-	Never place used confidential information in normal bin for disposal. You must ensure that the material is shredded by placing this in the blue shredding bins provided.

Valuable items, such as chequebooks, Group drafts, cash and foreign exchange must be securely locked away each evening in an appropriate secure safe or cabinet / desk drawer.

Potential Breaches of Confidentiality

Should you become aware of any breach of confidentiality or company rules/procedures, you must immediately notify your Line Manager or his/her Manager, if appropriate.

Where company funds, resources and assets are under your control the proper procedures must always be followed. Any breach of procedure may be regarded as gross misconduct and result in serious disciplinary action up to and including dismissal.

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Social Media Policy

A social media policy outlines for employees the corporate guidelines or principles of communicating in the online world. In addition to the GWL Guidelines for Personal Use of Social Media, the following additional points apply to Setanta staff.

The absence of, or lack of explicit reference to a specific site does not limit the extent of the application of this policy. Where no policy or guideline exists, employees must use their professionaljudgment and take the most prudent action possible. Consult with your manager or supervisor if you are in any doubt.

General Guidelines

This policy on social media must be read in conjunction with other employee policies. Particular attention is drawn to the Dignity & Respect Policy, Equality through Diversity Policy, Group Electronic Communications Policy, Group Information Security Policy and Group Mobile Device Policy, all of which are applicable to social media usage.

Setanta recognises that employees use social media tools as part of their daily lives. Employees must always be mindful of what they are posting, who can see it and how it can be linked back to the organisation and work colleagues.

All employees should be aware that the organisation regularly monitors the internet and social media in reference to its work and to keep abreast of general internet commentary, brand presence and industry/client perceptions. The organisation does not specifically monitor social media sites for employee content on an on-going basis; however, employees should not expect privacy in this regard. The organisation reserves the right to utilise for disciplinary purposes any information that could have a negative effect on the organisation or its employees, which management comes across in regular internet monitoring or is brought to the organisation’s attention by employees, clients, members of the public etc.

It is in the interest of every employee and the company that employees immediately report any inappropriate activity or behaviour regarding the organisation, its employees or third parties. Inform a member of management or Human Resources.

This policy extends to social media platforms that exist currently and also future platforms of a similar nature. Given the rapid development of social media, this policy will be reviewed and updated regularly to ensure it remains relevant and applicable.

This policy is not exhaustive. Examples which are outlined in this policy include many aspects of social media usage but are not limited to those specified. In situations which are not expressly governed by this policy, you must ensure that your use of social media is at all times appropriate andconsistent with your responsibilities towards Setanta. In case of any doubt, you should consult with your Manager/Director.

Any breach of the general principles and conditions of this social media policy or related policies maylead to disciplinary action, up to and including dismissal.

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Social Media Personal Usage Guidelines

If you choose to identify yourself as an employee of the company, this should only be done in a manner which follows the guidelines as they relate to the potential reflection on the company’s reputation and standing. See specific guidelines on company related references.

Company related references

Any reference / mention you make of the company / products etc. has the potential to negatively impact the company, therefore you should adhere to the following guidelines.

-	You must not publish material that is defamatory, abusive or offensive in relation to any employee, manager, office holder, shareholder, supplier, customer or client of the organisation.
-	You must not publish any confidential or business-sensitive information.
-	You must not publish material that might reasonably be expected to have the effect of damaging the reputation or professional standing of the organisation.
-	You may not give references as per the group policy
-	Employees should regularly review privacy settings on social media platforms to ensure they provide sufficient personal protection and limit access by others.
-	Social media activities must not interfere with your work commitments / responsibilities.
-	They must also not interfere with company resources - Refer to IT resource usage policies.
-	Your online presence reflects the company. Be aware that your actions captured via images, posts, videos or comments can also reflect on that of our company.
-	Respect copyright laws, and reference or cite sources appropriately. Plagiarism applies online as well.
-	Be aware of data protection rules, you must not post colleagues’ details or pictures without their individual permission.

-	Photographs of company events must not be posted online without the consent of all individuals in the photograph
-	From time to time certain company events may be organised where participation will imply consent for your picture or any recording or video to be published in a social media space. Events of this type will have a formal sign up process and participants will be notified in advance if implicit consent is part of the event. Any photographs utilised as part of this consent continue to be subject to all other company policies, in particular the dignity and respect policy. Should an individual have a specific objection to a published photograph, they can request that it is removed and the company would expect the publisher to comply with that request.

Particular care must be taken in relation to potential social media interaction or proposed interaction (e.g. Friend Requests etc.) to ensure that no employee policy, such as “Dignity and Respect” is breached. Managers especially must bear in mind the potential for placing an employee under pressure by making such requests and they must respect the right to privacy of the employee.

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Setanta’s Policy Statement on Fraud

MiFID Regulations

Setanta is obliged under MiFID II to act honestly, fairly and professionally in accordance with the best interest of its clients. In addition, MiFID includes specific prudential requirements to ensure firms are well run with the appropriate internal systems and controls to help mitigate against risks, including fraud. Setanta has a dedicated Compliance and Business Risk function in accordance with these requirements. By being MiFID II compliant, Setanta is operating to the highest European regulatory standards.

Fraud Policy

This policy applies to any irregularity, or suspected irregularity, involving employees as well as consultants, contractors and/or any other parties with a business relationship with Setanta. This policy should be read in conjunction with the GWL Anti-Bribery and Corruption Policy.

Policy Statement

Setanta requires all staff at all times to act honestly and with integrity and to safeguard the resources (including data) for which they are responsible. Fraud is an ever-present threat to these resources and must be a concern to all members of staff. The purpose of this policy statement is to set out staff’s responsibilities with regard to the prevention of fraud.

What is Fraud?

No precise legal definition of fraud exists. For practical purposes fraud may be defined as an intentional misrepresentation of facts made by one person, or more persons, to another/other persons with the intention to deceive, obtain advantage, avoid a loss or an obligation, or cause loss to another party/parties. Fraud can include activities including, but not limited to, theft, deception, bribery, forgery, corruption, misappropriation of company funds or property, false accounting and conspiracy to commit these offences.

Fraud Liaison Officer

Setanta has appointed Donal Woodcock as the Fraud Liaison Officer for the firm. Donal is the point of contact for any queries or concerns that staff may have. In addition, Donal will liaise with the business units and provide guidance, as and when required.

Raising a Concern

Staff are required to promptly report any known or suspected breach of this Policy to management. Where genuine concerns are raised in good faith regarding a fraud or suspected fraud, such incidents will be fully investigated, and appropriate action will be taken.

Setanta, as part of the GWL Group, has the following fraud prevention and detection policies, procedures and strategies in place:

-	GWL Code of Conduct;
-	Irish Life Speaking Up (Whistleblowing) Policy;
-	GWL Information Security Policy;
-	A governance structure including Risk Management and Compliance framework;

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-	Internal Audits- planned audits and spot checks;
-	Centralised core business units (e.g. HR, Procurement, and Central Payments Processing Units); and
-	Operational Excellence program to improve processes, eliminate errors, and reduce risks

Setanta is responsible for:

-	Developing and maintaining effective controls to deter and detect fraud;
-	Ensuring staff are aware of their fraud responsibilities;
-	Carrying out a vigorous and prompt investigation, if fraud is suspected;
-	Taking appropriate legal and/or disciplinary action against perpetrators of fraud; and
-	Taking appropriate legal and/or disciplinary action where supervisory failures have contributed to the commission of the fraud.

Setanta’s Managers are responsible for:

-	Identifying the risk to which systems and procedures are exposed;
-	Developing and maintaining effective controls to prevent and detect fraud; and
-	Ensuring that controls are being complied with.

Individual members of staff are responsible for:

-	Acting appropriately in the use of Setanta resources and in the handling and use of client funds whether they are involved with cash or payments systems, receipts, dealing with contractors or suppliers, brokers, clients, dealing, settlements or encashments.
-	Reporting details immediately to the person responsible for matters relating to the safeguarding of client financial instruments and funds, their line manager or next most senior manager, if they suspect that a fraud has been committed or see any suspicious acts or events.

Setanta Controls & Procedures to Mitigate the Risks of Fraud

-	Setanta has organisational controls in place to mitigate against the risk of possible fraud, including:
-	Strict segregation of duty between front and back offices;
-	Independent Compliance and Risk function who conduct a risk based monitoring programmein line with Group standards;
-	Regular review of Setanta’s business risks and the controls in place to mitigate these risks
-	Annual internal audit plan for the business;
-	Regular independent reviews of business activity by Compliance and Business Risk; Annual training for all staff members, (e.g. AML, GWL Code of Conduct, Setanta Code of Business Conduct and Ethics, Information Security Awareness and Operational Risk)

Setanta also has comprehensive internal policies and procedures to mitigate against the risk of possible fraud, which are available to staff on Setanta’s Procedure Repository.

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GWL Cloud Computing

Please click here to view the GWL Cloud Computing Policy

Annual Certification

Each employee must certify on an annual basis that they have read, complied with, and will comply with all provisions of the Firm’s Code of Ethics.

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